EXHIBIT 5.1
November 18, 2010

To: Board of Directors, ESP Resources, Inc.

Re: Registration Statement on Form S-1 (the “Registration Statement”)

Gentlemen:

We have acted as your counsel in connection with the registration of  18,028,871 shares of Common stock of ESP Resources, Inc. (“ESPI”) $0.001 par value (the “Company Shares”) issuable by the Company to Lincoln Park Capital Fund, LLC on the terms and conditions set forth in the Registration Statement (collectively, the “Shares”).

The Shares include 667,667 shares of common stock of the Company that have already been sold to Lincoln Park Capital Fund, LLC and 1,181,102 shares of common stock of the Company that have been issued to Lincoln Park Capital Fund, LLC as a commitment fee.

In that connection, we have examined original copies, certified or otherwise identified to our satisfaction, of such documents and corporate records, and have examined such statutory provision laws or regulations, as we have deemed necessary or appropriate for the purposes of the opinions hereinafter set forth.

Based on the foregoing, we are of the opinion that:

1. ESPI is a corporation duly organized and validly existing under the laws of the State of Nevada.

2. The Shares covered by the Registration Statement pursuant to the terms of the Registration Statement have been duly authorized and in accordance with the terms and conditions of the Registration Statement will be validly issued, fully paid and non-assessable.  This opinion is limited to the Federal laws of the United States.

We hereby consent to be named in the Prospectus forming Part I of the aforesaid Registration Statement under the caption, “Legal Matters” and the filing of this opinion as an Exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Vincent & Rees, L.C.
Vincent & Rees, L.C.